EMPLOYMENT AND SEVERANCE AGREEMENT

             THIS AGREEMENT, made and entered into as of the 2nd day of June, 1997, by and between NORTHLAND CRANBERRIES, INC., a Wisconsin corporation ("Company"), and JEROLD D. KAMINSKI ("Executive").


                                    RECITALS

             A. The Executive has served as a director of the Company since 1994 and has extensive management experience in product marketing, including holding the positions of Director of Marketing for the Food Service Division of General Mills Corporation since September 1993, Marketing Director of the Gold Medal Division of General Mills
   Corporation, and Marketing Manager of the Gold Medal Division of General Mills Corporation.

             B. The Board of Directors of the Company (the "Board") believes that the Executive's experience in marketing products within the food industry, combined with his intimate knowledge of the business of the Company, will allow him to provide valuable service to the Company and its shareholders as an executive officer of the Company, and, in particular, in directing, managing and overseeing the growth and expansion of the Company's Northland brand 100% cranberry juice blend product line.

             C. The Executive desires to be employed by the Company on the terms and conditions hereinafter set forth.

             D. It is the intention of the parties hereto that this Agreement establish the terms of the Executive's employment by the Company both prior to and subsequent to a Change in Control of the Company (as hereinafter defined), if any such Change of Control of the Company were to occur. Article I of this Agreement establishes the terms and conditions of the Executive's employment prior to any Change in Control of the Company. Articles II and III of this Agreement establish the terms and conditions of the Executive's employment subsequent to any Change in Control of the Company.

             E. The Company recognizes that circumstances in which a Change in Control of the Company occurs, through acquisition or otherwise, are highly disruptive and will cause uncertainty about the Executive's future employment with the Company without regard to the Executive's competence or past contributions and that such uncertainty may materially adversely affect the Company.

             F. The Company and the Executive are desirous that any proposal for a Change in Control of the Company will be considered by the Executive objectively, with reference only to the best interests of the Company and its shareholders and without undue regard for the Executive's personal interests.

             G. To promote continuity of management and attract and retain the services of the Executive and to further align the economic interests of the Executive with those of the Company's shareholders, the Board believes it is in the Company's and its shareholders' best interests to grant an equity interest in the Company to the Executive in the form of 12,000 shares of the Company's Class A Common Stock, $.01 par value ("Stock") (to be adjusted subsequent to the date of this Agreement to take into account the effect of any subsequent stock dividends or stock splits) ("Stock"), which Stock is subject to certain restrictions on transfer by Executive to encourage Executive's longevity of service to the Company.

             H. To further align the Executive's economic interests with those of the Company and its shareholders, the Board believes it is in the Company's best interests to grant the Executive options to purchase 10,000 shares of Stock pursuant to the terms of the 1995 Stock Option Plan, which options shall be fully vested and immediately exercisable upon grant.

             NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

                                    ARTICLE I

                      EMPLOYMENT PRIOR TO CHANGE IN CONTROL

        1.1 First Employment Period. For purposes of this Agreement, the term "First Employment Period" means the period commencing on the date of this Agreement and ending on the first to occur of the following: (i) the date of termination of the Executive's employment pursuant to the terms of
   Article I of this Agreement; (ii) a Change in Control of the Company; or
   (iii) on the first anniversary of the date of this Agreement; provided, however, that the First Employment Period and the provisions of this Agreement relating thereto shall automatically renew for one additional year on the first anniversary of the date of this Agreement and on each anniversary thereafter, unless (a) a Change in Control of the Company has occurred; (b) the date of termination of the Executive's employment pursuant to the terms of Article I of this Agreement has occurred; or (c) at least ninety (90) days prior to such applicable annual anniversary of the date of this Agreement, the Executive shall have delivered to the Company, or the Company shall have delivered to the Executive, written notice that the First Employment Period will not be extended.

        1.2  Duties During the First Employment Period.

             (a) Offices. The Executive shall initially serve as President and Chief Operating Officer of the Company, or in such other offices as determined by the Board, the Chief Executive Officer or the Chairman of the Board, with such duties and responsibilities as are customarily assigned to such positions, and such other duties and responsibilities as may from time to time be assigned to him by the Board, the Chief Executive Officer or the Chairman of the Board.

             (b) Time. The Executive shall devote his full business time and effort during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use Executive's best efforts to carry out such responsibilities faithfully and efficiently and in the best interests of the Company and its shareholders. The Executive shall also serve on such corporate, industry, civic or charitable boards or committees as reasonably requested by the Board, the Chief Executive Officer or the Chairman of the Board.

        1.3  Compensation.

             (a) Salary. During the First Employment Period, the Company shall pay to the Executive an annual salary ("Annual Salary") of $220,000. The Annual Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. The Annual Salary will be initially reviewed in October, 1998 for adjustment by the Board based on the recommendations of the Company's Chief Executive Officer or Chairman of the Board. Following any such adjustment, the term "Annual Salary" as used in this Agreement shall mean such adjusted salary.

             (b) Additional Compensation. The Executive shall receive a bonus of $50,000 cash payable upon execution of the Agreement. The Company shall cause the Executive to be eligible to participate in all applicable incentive, savings and retirement plans, practices, policies and programs made available to executives of the Company (including, without limitation, the 1997 Incentive Bonus Plan (at a level to be determined by the Compensation Committee of the Board), the 1995 Stock Option Plan and the 401(k) Plan) to the same extent and subject to the same terms and conditions as other eligible and similarly situated executives of the Company or as otherwise determined by the Board, Chairman of the Board or Chief Executive Officer (such additional benefits as described solely in this sentence are hereinafter referred to as "Additional Compensation"). The Company shall cause the Executive and/or the Executive's family, as the case may be, to be eligible for immediate participation in, and to receive all benefits under, all applicable welfare benefit plans, practices, policies and programs made available to similarly situated executives of the Company, including, without limitation, directors' and officers', medical, dental, group life insurance and accidental death and travel accident insurance plans and programs, to the same extent as other eligible executives of the Company or as otherwise determined by the Board, Chairman of the Board or Chief Executive Officer.

             (c) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable and documented expenses incurred by the Executive in the performance of the Executive's duties under this Agreement in accordance with the policies and procedures established by the Board for its senior executive officers.

             (d) Automobile. The Executive shall be entitled to the ordinary and reasonable use of a GMC Suburban or its equivalent in accordance with the Company's existing policies and practices. The Company shall reimburse the Executive for all applicable maintenance expenses not otherwise covered by any manufacturer or dealer warranties.

             (e) Vacation. The Executive shall be entitled to the number of paid vacation days in each calendar year as determined by the Board or the Chairman of the Board or Chief Executive Officer consistent with policies and practices in effect from time to time for the Company's senior executive officers. Unused vacation shall not accumulate. The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

             (f) Grant of Options to Purchase Stock. The Company hereby grants to the Executive an option to purchase 10,000 shares of Stock pursuant to the terms of the 1995 Stock Option Plan at an exercise price equal to the fair market value of the Stock on the date hereof. Such option shall be fully vested and immediately exercisable upon grant. This option will be evidenced by a separate stock option agreement.

        1.4  Grant of Restricted Stock.

             (a) Grant of Stock. In consideration of the acceptance of employment and the continued employment of the Executive, and as a critical inducement to Executive to enter this Agreement and to better align the Executive's economic interests in the operations of the business with those of the Company's shareholders, the Company grants to the Executive 12,000 shares of Stock (to be adjusted subsequent to the date of this Agreement to take into account the effect of any subsequent stock dividends or stock splits) upon the terms and conditions set forth herein. Such Stock is being issued on the date hereof represented by four (4) stock certificates of equal share amounts (together aggregating 12,000 shares) to be held in trust by the Company until each respective portion of such Stock is fully vested pursuant to Sections 1.4(b) or 1.4(c) hereof.

             (b) Vesting Schedule. The Stock granted to the Executive pursuant to Section 1.4(a) hereof shall vest in the Executive ratably on the first, second, third and fourth anniversaries of the date of this Agreement (i.e., 3,000 shares on each such date), as long as the Executive is still employed by the Company as its President and Chief Operating Officer on each such respective anniversary with respect to the Stock then vesting.

             (c) Vesting Upon a Change of Control of the Company. Notwithstanding the vesting schedule in Section 1.4(b) above, (i) all shares of Stock granted to the Executive pursuant to Section 1.4(a) hereof shall vest in the Executive immediately upon a Change in Control of the Company if Executive is then employed by the Company on the date of such a Change in Control of the Company; and (ii) in the event of the Executive's death or disability prior to the fourth anniversary of the date of this Agreement, a pro rata portion (based on the number of days elapsed from the immediately preceding anniversary to the date of death or disability divided by 365) of the Stock that would have vested on the next succeeding anniversary shall vest as of the date of death or disability.

             (d) Restrictions on Transferability. The Executive may not sell, pledge, encumber, transfer by or pursuant to a gift or bequest or otherwise transfer or dispose of, and the Company will not permit to be sold, encumbered, attached, or otherwise disposed of or transferred in any manner, either voluntarily or by operation of law (collectively referred to as "Transfer"), any Stock granted to the Executive pursuant to this Agreement (or any Stock at any time hereafter acquired by the Executive in respect of such Stock) which has not yet vested pursuant to Section 1.4(b) or 1.4(c) hereof.

             (e) Termination of Employment. In the event of the Executive's death, disability or termination from employment, any shares of Stock granted to the Executive pursuant to Section 1.4(a) hereof but not yet vested pursuant to Section 1.4(b) or 1.4(c) hereof shall automatically be forfeited and cancelled by the Company and any dividends or other distributions held in trust by the Company pursuant to Section 1.4(g) hereof and applicable to such shares shall automatically be forfeited to the Company.

             (f) Voting Rights. The Executive shall have voting rights for all Stock granted pursuant to Section 1.4(a) hereof regardless of whether it has vested pursuant to Section 1.4(b) or 1.4(c) hereof; provided, however, that with respect to all unvested shares of Stock, the Executive shall vote all such unvested shares of Stock in accordance with the recommendation of the Board.

             (g) Dividends and Other Distributions. The Executive shall be entitled to receive all cash dividends and other distributions paid from the date of original issuance of the Stock when and after such shares of Stock have vested pursuant to Section 1.4(b) or 1.4(c) hereof. For shares of Stock granted to the Executive pursuant to this Agreement that have not vested in the Executive in accordance with Section 1.4(b) or 1.4(c) hereof, the Company will hold all cash dividends and other distributions paid with respect to these shares of Stock in trust. Any shares of Stock paid as dividends or distributions on any unvested Stock held in trust by the Company pursuant to this Section 1.4(g) shall be subject to the same restrictions on transferability as the shares of Stock with respect to which they were paid. Dividends or distributions paid in cash on any unvested shares of Stock held in trust by the Company pursuant to this
   Section 1.4(g) shall be deposited in an interest-bearing money-market or similar account by the Company with any bank or financial institution of its choice, and distributed to Executive when and if the shares of Stock with respect to which such cash dividends or distributions were paid vest in accordance with Section 1.4(b) or 1.4(c) hereof. The Company shall not be liable for any act taken or omitted by it with respect to the investment of cash dividends held by it in trust under this Section 1.4(g) if taken or omitted by it in good faith and in the exercise of its own best judgment. The Executive agrees to indemnify the Company and hold it harmless against any and all liabilities incurred by it under this Section 1.4(g) except for liabilities incurred by the Company from its own willful misconduct or negligence.

             (h) Endorsement on Stock Certificates. Conspicuously noted on each certificate representing Stock issued to the Executive pursuant to the terms of this Agreement (or hereafter acquired in respect of such stock) shall be a legend reading substantially as follows:

             "ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR ANY OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND SUBJECT TO, THE TERMS AND PROVISIONS OF AN EMPLOYMENT AND SEVERANCE AGREEMENT DATED AS OF JUNE ___, 1997. A COPY OF SUCH AGREEMENT AND OF ALL AMENDMENTS OR SUPPLEMENTS THERETO IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY. BY ACCEPTANCE OF THIS CERTIFICATE, THE HOLDER AGREES TO BE BOUND BY THE TERMS OF SAID AGREEMENT AND ALL AMENDMENTS OR SUPPLEMENTS THERETO."

   Upon the vesting of shares of Stock issued to the Executive pursuant to Sections 1.4(b) or 1.4(c) hereof and upon request of the Executive, the Company shall instruct its transfer agent to remove such legend from the certificate(s) representing such fully vested shares of Stock, and such Stock shall no longer be subject to the Transfer restrictions contained in
   Section 1.4(d) hereof.

        1.5  Termination of Employment During the First Employment Period.

             (a) Death. The Executive's employment and the First Employment Period shall terminate automatically upon the Executive's death during the First Employment Period.

             (b) Incapacity. The Company shall be entitled to terminate the Executive's employment and the First Employment Period because of the Executive's Incapacity during the First Employment Period. "Incapacity" means that (i) the Executive has been substantially unable, for a period of 30 consecutive days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, or (ii) a physician selected by the Company or its insurers has determined that the Executive's incapacity substantially prevents or limits Executive from performing his duties hereunder for an extended or indefinite period. A termination of the Executive's employment by the Company for Incapacity shall be communicated to the Executive by delivery of written notice of such termination, which shall be effective on receipt of such notice by the Executive.

             (c) By Company. The Company may terminate the Executive's employment and the First Employment Period pursuant to (i) a Forced Termination immediately upon notice to the Executive or (ii) for any other reason upon 30 days written notice to the Executive.

             For purposes of this Agreement, the term "Forced Termination" shall mean a termination of the Executive's employment during the First Employment Period for (i) the willful and continued failure (following written notice thereof to the Executive and a reasonable opportunity to cure) of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of Incapacity) or (ii) illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.

             (d) By Executive. The Executive may terminate the Executive's employment and the First Employment Period at any time for any reason or for no reason upon giving the Company written notice at least 90 days prior to the date of termination specified in such notice.

        1.6 Obligations of Company upon Termination During the First Employment Period.

             (a) Death and Incapacity. If Executive's employment is terminated during the First Employment Period by reason of Executive's death or Incapacity, Company shall pay to Executive or, in the case of Executive's death, to Executive's designated beneficiaries (or, if there is no such beneficiary, to Executive's estate or legal representative), in a lump sum in cash within 30 days after the date of termination, the sum of the following amounts (the "Accrued Obligations"): (i) any portion of Executive's Annual Salary through the date of termination that has not yet been paid; (ii) an amount representing the Additional Compensation (which term does not include any shares of Stock granted to the Executive pursuant to Section 1.4(a) hereof) for the period that includes the date of termination, computed by assuming that the amount of all such Additional Compensation would be equal to the maximum amount of such Additional Compensation that Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days in such period through the date of termination, and the denominator of which is the total number of days in the relevant period; and (iii) any accrued but unpaid Additional Compensation. All shares of Stock granted to the Executive pursuant to
   Section 1.4(a) hereof which have not yet vested pursuant to Section 1.4(b) or 1.4(c) hereof on the date of termination of the Executive's employment hereunder shall be forfeited back to the Company and cancelled.

             (b) Forced Termination By The Company; Termination By Executive. If Executive's employment is terminated by Company pursuant to a Forced Termination during the First Employment Period, or if Executive voluntarily terminates employment during the First Employment Period, the Company shall pay Executive the Annual Salary through the date of termination to the extent not yet paid, and Company shall have no further obligations under this Agreement. All shares of Stock granted to the Executive pursuant to Section 1.4(a) hereof which have not yet vested pursuant to Section 1.4(b) or 1.4(c) hereof on the date of termination of the Executive's employment hereunder shall be forfeited back to the Company and cancelled.

             (c) By Company During the First Year of Employment Other Than Pursuant to a Forced Termination. If Company shall terminate Executive's employment prior to the first anniversary of the Executive's employment hereunder for any reason other than pursuant to a Forced Termination, Company shall pay to Executive the Annual Salary through the date of termination to the extent not yet paid plus, in lieu of any further salary payments to Executive for periods subsequent to the date of termination, Company shall pay as liquidated damages or severance pay, or both, to Executive on the fifth day following the date of termination, a lump-sum amount equal to the Annual Salary in effect as of the date of termination. All shares of Stock granted to the Executive pursuant to Section 1.4(a) hereof which have not yet vested pursuant to Section 1.4(b) or 1.4(c) hereof on the date of termination of the Executive's employment hereunder shall be forfeited back to the Company and cancelled.

                                   ARTICLE II

                   EMPLOYMENT AFTER AFTER A CHANGE IN CONTROL

        2.1 Second Employment Period. If a Change in Control of the Company occurs when the Executive is employed by the Company, the Company will continue thereafter to employ the Executive during the Second Employment Period, and the Executive will remain in the employ of the Company, in accordance with and subject to the terms and provisions of this Agreement.

        2.2 Duties During the Second Employment Period. During the Second Employment Period, the Executive shall, in the same capacities and positions held by the Executive at the time of the Change in Control of the Company or in such other capacities and positions as may be agreed to by the Company and the Executive in writing, devote the Executive's best efforts and all of the Executive's business time, attention and skill to the business and affairs of the Company, as such business and affairs now exist and as they may hereafter be conducted. The services which are to be performed by the Executive hereunder are to be rendered in the same metropolitan area in which the Executive was employed at the time of such Change in Control of the Company, or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Company from time to time. Without the Executive's consent the Executive shall not be required to be absent from such metropolitan area more than forty-five (45) days in any twelve (12)-month period.

        2.3 Compensation During the Second Employment Period. During the Second Employment Period, the Executive shall be compensated as follows:

             (a) Annual Base Salary. The Executive shall receive, at such intervals and in accordance with such standard policies of the Company as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash equivalent of not less that the Annual Salary as in effect immediately prior to the Change in Control of the Company (which base salary shall, unless otherwise agreed in writing by the Executive, include the current receipt by the Executive of any amounts which, prior to the Change in Control of the Company, the Executive had elected to defer, whether such compensation is deferred under Section 401(k) of the Code or otherwise), subject to adjustment as hereinafter provided.

             (b) Reimbursement. The Executive shall, at such intervals and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, be reimbursed for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company, including travel expenses and expenses contemplated by
   Section 1.3(d) hereof.

             (c) Benefits. The Executive shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive's salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Company's salaried employees in general, including but not limited to group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans; provided, that, in no event shall the aggregate level of benefits under such plans in which the Executive is included be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 2.3(c) which the Executive was participating immediately prior to the Change in Control of the Company. The Executive shall also be entitled to the use of the automobile pursuant to Section 1.3(d) hereof through the term of the Second Employment Period.

             (d) Vacation and Holidays. The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Company of comparable status and position to the Executive.

             (e) Executive Benefits. The Executive shall be included in all plans providing additional benefits to executives of the Company of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus, cash bonus and similar or comparable plans; provided, that, in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 2.3(e) in which the Executive was participating immediately prior to the Change in Control of the Company.

        2.4 Annual Compensation Adjustments During the Second Employment Period. During the Second Employment Period, the Board (or an appropriate committee thereof) will consider and appraise, at least annually, the contributions of the Executive to the Company's operating efficiency, growth, cash flow from operations and operating profits, and, in accordance with the Company's practice prior to the Change in Control of the Company, due consideration shall be given to the upward adjustment of the Executive's base compensation rate, at least annually, commensurate with (i) increases generally given to other executives of the Company of comparable status and position to the Executive, and (ii) as the scope of the Company's operations or the Executive's duties expand.

        2.5 Termination During the Second Employment Period For Cause or Without Good Reason. It there is a Covered Termination for Cause or due to the Executive's voluntarily terminating his employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section 2.11 hereof), then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 2.7(a) hereof.

        2.6 Termination During the Second Employment Period Giving Rise to a Termination Payment.

             (a) If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 2.10 hereof, or (iii) Cause, then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits pursuant to Section 2.7(a) hereof and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and severance pay, the Termination Payment pursuant to
   Section 2.7(b) hereof.

             (b) If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Executive shall be entitled to the following additional benefits:

                  (i) The Executive shall receive, at the expense of the Company, outplacement services on an individualized basis provided by a nationally recognized executive placement firm selected by the Company.

                  (ii) Until the earlier of the third anniversary of the Termination Date or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical and dental coverage as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given.

        2.7  Payments.

             (a) Accrued Benefits. For purposes of this Agreement, the Executive's "Accrued Benefits" shall include the following amounts, payable as described herein: (i) all base salary for the time period commencing on the start of the Second Employment Period and ending with the Termination Date to the extent not yet paid; (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company through the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect;
   (iv) a lump sum payment of the bonus or incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans of the Company in which the Executive is a participant; and (v) all other payments and benefits to which the Executive may be entitled as compensatory fringe benefits, including a lump sum cash payment in an amount equal to the total remaining lease payments due under the lease pursuant to Section 1.3(d), or under the terms of any benefit plan of the Company, including severance payments under the Company's severance policies and practices as in effect immediately prior to the Change in Control of the Company. Payment of Accrued Benefits shall be made promptly in accordance with the Company's prevailing practice with respect to Subsections (i) and (ii) hereof or, with respect to Subsections (iii),
   (iv) and (v) hereof, pursuant to the terms of the benefit plan or practice establishing such benefits.

             (b) Termination Payment. The Termination Payment shall be an amount equal to the average of the Executive's annual base salary over the five (5) fiscal years of the Company (or such shorter period) immediately prior to the Change in Control of the Company multiplied by two (2). The Termination Payment shall be paid to the Executive in cash no later than ten (10) business days after the Termination Date. The Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Payment be reduced by reason of the Executive securing other employment or for any other reason.

             It is the intention of the Company and the Executive that no portion of the Termination Payment, Accrued Benefits or any other payment or benefit under this Agreement, or payment to or for the benefit of the Executive under any other agreement or plan of the Company, regardless of whether such payment or benefit was paid or provided for prior to the termination of the Executive's employment hereunder (herein all collectively referred to as the "Total Payments"), be deemed to be an "excess parachute payment" as defined in Section 280G of the Code. It is agreed that the present value of the Total Payments and any other payments to or for the benefit of the Executive in the nature of compensation to which Section 280G of the Code or any successor provision thereto applies (in the aggregate "Total Benefits") shall not exceed an amount equal to one dollar less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code or any successor provision (the "Excise Tax") or which the Company may pay without loss of deduction under Section 280G(a) of the Code or any successor provision thereto. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code or any successor provision thereto. Within forty-five (45) days following the Termination Date or notice by either party to the other of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment, the Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel (the opinion of legal counsel need not be unqualified), and certified public accountants as the Executive may choose, which sets forth (a) the amount of the Base Period Income of the Executive, (b) the present value of Total Benefits, and (c) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the Termination Payment or any other payment determined by such counsel to be includible in the Total Benefits, shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinions or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions the Total Benefits paid to the Executive shall be an amount equal to one dollar less than the maximum amount which the Executive may receive without becoming subject to the Excise Tax (the "Reduced Amount"). For purposes of this Agreement, the term "Base Period Income" shall be an amount equal to the Executive's "annualized includible compensation" from the Company for the "base period" as defined in Sections 280G(d)(1) and (2) of the Code or any successor provisions thereto. In the event that the provisions of Sections 280G and 4999 of the Code or any successor provisions are repealed without succession this provision shall be of no further force or effect.

             As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by legal counsel and accountants as provided in this provision, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Over-payment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that such legal counsel, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which such legal counsel believes has a high probability of success or other controlling precedent or substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not reduce that amount which is subject to the excise tax under Section 4999 of the Code. In the event that such legal counsel, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provide for in Section 7872(f)(2) of the Code.

        2.8  Death.

             (a)  Prior to Notice of Termination.  Except as provided in
   Section 2.8(b) hereof, in the event of a Covered Termination due to the Executive's death, the Executive's estate, heirs and beneficiaries shall receive all the Executive's Accrued Benefits through the Termination Date.

             (b) Following Notice of Termination. In the event the Executive dies after a Notice of Termination is given (i) by the Company, other than by reason of disability, or (ii) by the Executive for Good Reason, the Executive's estate, heirs and beneficiaries shall be entitled to the benefits described in Section 2.8(a) hereof and, subject to the provisions of Article III of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived. For the purposes of this Subsection (b), the Termination Date shall be the earlier of thirty (30) days following the giving of the Notice of Termination or one day prior to the end of the Second Employment Period, subject to delay pursuant to Section 3.1(j) hereof.

        2.9 Retirement. If, during the Second Employment Period, the Executive and the Company shall execute an agreement providing for the early retirement of the Executive from the Company, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Company, the Executive shall receive Accrued Benefits through the Termination Date; provided, that, if the Executive's employment is terminated by the Executive for Good Reason or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 2.7(b) hereof.

        2.10 Termination for Disability during the Second Employment Period. If, during the Second Employment Period, as a result of the Executive's disability (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive's duties hereunder on a full-time basis for six (6) consecutive months and, within thirty
   (30) days after the Company notifies the Executive in writing that it intends to terminate the Executive's employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive's duties hereunder on a full-time basis, the Company may terminate the Executive's employment pursuant to a Notice of Termination given in accordance with
   Section 2.11 hereof. In the event the Executive's employment is terminated on account of the Executive's disability in accordance with this Section 2.10, the Executive shall receive Accrued Benefits in accordance with Section 2.7(a) hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

        2.11 Termination Notice and Procedure. Any Covered Termination by the Company or the Executive shall be communicated by written Notice of Termination to the Executive, if such Notice is given by the Company, or to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section
   3.11 hereof:

             (a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

             (b) Any Notice of Termination by the Company pursuant to a Covered Termination shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.

             (c) The Executive shall have thirty (30) days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive's employment for Cause under this Agreement.

             (d) The recipient of the Notice of Termination shall personally deliver, or mail in accordance with Section 3.11 hereof, written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen (15) days after receipt thereof. After the expiration of such fifteen (15) days, the contents of the Notice of Termination shall become final and not subject to dispute.


                                   ARTICLE III

                                   DEFINITIONS

        3.1  Definitions.

             (a) Cause. For purposes of this Agreement, the term "Cause" means termination by the Company of the Executive's employment after a Change of Control of the Company for any of the following, but only the following, reasons: (i) the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgement, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order, or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal) which substantially impairs the Executive's ability to perform his duties or responsibilities; and (iii) continuing willful and unreasonable refusal by the Executive to perform the Executive's duties or responsibilities (unless significantly changed without the Executive's consent).

             (b) Change in Control of the Company. For purposes of this Agreement, a "Change in Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to
   Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred if:

                  (i) any Person (other than any employee benefit plan of the Company or of any subsidiary of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan) is or becomes the Beneficial Owner of securities of the Company representing at least 30% of the combined voting power of the Company's then outstanding securities or 30% of the Company's then outstanding Class A Common Stock;

                  (ii) two or more of the members of the Board are not Continuing Directors;

                  (iii) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

                  (iv) the shareholders' of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

             (c) Continuing Director. For purposes of this Agreement, the term "Continuing Director" means any member of the Board who was a member of the Board on the date hereof and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on such Board.

             (d) Code. For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

             (e) Covered Termination. For purposes of this Agreement, the term "Covered Termination" means any termination of the Executive's employment where the Termination Date is any date during the Second Employment Period.

             (f) Good Reason. For purposes of this Agreement, the Executive shall have a "Good Reason" for termination of employment after a Change in Control of the Company in the event of:

                  (i) any breach of this Agreement by the Company, including specifically any breach by the Company of its agreements contained in Sections 3.1, 3.2, 3.3 or 3.4 hereof;

                  (ii) the removal of the Executive from, or any failure to reelect the Executive to, any of the positions held with the Company on the date of the Change in Control of the Company or any other positions with the Company to which the Executive shall thereafter be elected or assigned, except in the event that such removal or failure to reelect relates to the termination by the Company of the Executive's employment for Cause or by reason of disability pursuant to Section 3.10 hereof;

                  (iii) a good faith determination by the Executive that there has been a significant adverse change, without the Executive's written consent, in the Executive's working conditions or status with the Company from such working conditions or status in effect immediately prior to the Change in Control of the Company, including but not limited to (A) a significant change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities, or (B) a reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements; or

                  (iv) failure by the Company to obtain the Agreement referred to in Section 4.4 hereof as provided therein.

             (g) Notice of Termination. For purposes of this Agreement, "Notice of Termination" shall mean a written notice given by the Executive to the Company or by the Company to the Executive notifying the recipient party of the Termination of the Executive's employment pursuant to the terms of this Agreement.

             (h) Person. For purposes of this Agreement, the term "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in consent.

             (i) Second Employment Period. For purposes of this Agreement, the term "Second Employment Period" means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Milwaukee time on the second anniversary of such date.

             (j) Termination Date. For purposes of this Agreement, except as otherwise provided in Section 2.8(b) and Section 4.4(a) hereof, the term "Termination Date" means (i) if the Executive's employment is terminated by the Executive's death, the date of death; (ii) if the Executive's Employment is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, the date of such early retirement which is set forth in such written agreement; (iii) if the Executive's employment is terminated by reason of disability pursuant to Section 2.10 hereof, the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive's employment is terminated by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; and (v) if the Executive's employment is terminated by the Company (other than by reason of disability pursuant to Section 2.10 hereof) or by the Executive for Good Reason, the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,

             (A)  If termination is by the Company for Cause pursuant to
   Section 3.1(a) of this Agreement and if the Executive has cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such thirty (30) day or shorter period, then the Executive's employment hereunder shall continue as if the Company had not delivered its Notice of Termination.

             (B) If the Company shall give a Notice of Termination for Cause or by reason of disability and the Executive in good faith notifies the Company that a dispute exists concerning the termination within the fifteen (15) day period following receipt thereof, then the Executive may elect to continue his employment during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 4.9 hereof, (2) the date of the Executive's death, or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Company had not delivered the Notice of Termination except that, if it is finally determined that the Company properly terminated the Executive for the reason asserted in the Notice of Termination, the Executive shall in no case be entitled to a Termination Payment (as hereinafter defined) arising out of events occurring after the Company delivered its Notice of Termination.

             (C) If the Executive shall in good faith give a Notice of Termination for Good Reason and the Company notifies the Executive that a dispute exists concerning the termination within the fifteen (15) day period following receipt thereof, then the Executive may elect to continue his employment during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 4.9 hereof, (2) the date of the Executive's death or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it finally determined that Good Reason did exist, the Executive shall in no case be denied the benefits described in Sections 2.6(b) and 2.7 hereof (including a Termination Payment) based on events occurring after the Executive delivered his Notice of Termination.

             (D)  If an opinion is required to be delivered pursuant to
   Section 2.7(b) hereof and such opinion shall not have been delivered, the Termination Date shall be the earlier of the date on which such opinion is delivered or one day prior to the end of the Employment Period.

             (E) Except as provided in Paragraphs (B) and (C) above, if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the fifteen (15) day period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and (2) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause.

                                   ARTICLE IV

                                  MISCELLANEOUS

        4.1  Confidentiality Obligations of the Executive; Noncompetition.

             (a) Confidentiality. During and for a period of two years following the First Employment Period and the Second Employment Period, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company, except to the extent authorized in writing by the Board or the Chief Executive Officer or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

             (b) Non-Competition. The Executive agrees that, for a period of one year after the termination of the Executive's employment hereunder, the Executive shall not, within North America, expect as permitted by the Company's prior written consent (which shall not be unreasonably withheld), participate in the management of any business which is a direct and substantial competitor of the Company. The ownership of less than five percent of any class of securities of any corporation listed on a national securities exchange or regularly traded over the counter even though such corporation may be a competitor of the Company as specified above, shall not be deemed as constituting a financial interest in such competitor.

        4.2 Expenses and Interest. If, after a Change in Control of the Company, a good faith dispute arises with respect to the enforcement of the Executive's rights under this Agreement or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the Executive shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding ("Expenses"), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by Harris Trust and Savings Bank, Chicago, Illinois from time to time as its prime or base lending rate from the date that payments to him should have been made under this Agreement. Within ten (10) days after the Executive's written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive's reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding.

        4.3 Payment Obligations Absolute. The Company's obligation during and after the First Employment Period and the Second Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in Section 4.2 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in Section 3.7(b) of this Agreement, each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

        4.4  Successors.

             (a) If the Company sells, assigns or transfer all or substantially all of its business and assets to any Person, or if the Company merges into or consolidates or otherwise combines with any Person, then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of the Company to obtain such agreement shall be a breach of this Agreement constituting "Good Reason" hereunder, except that for purposes of implementing the foregoing, the date upon which such transfer or other succession becomes effective shall be deemed the Termination Date. In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, "Company" shall thereafter mean such Person which executes and delivers the agreement provided for in this
   Section 4.4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of and be enforceable by such Person. The Executive shall, in his discretion, be entitled to proceed against any and all of such Persons, any Person which theretofore was such a successor to the company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Subsection, this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

             (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 2.5, 2.6, 2.7, 2.8, 2.9 and 2.10 hereof if the Executive had lived shall be paid, in the event of the Executive's death, to the Executive's estate, heirs and representatives.

        4.5 Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

        4.6 Amendment. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

        4.7 Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withhold shall not exceed the minimum amount required to be withheld by the law. The Company shall be entitled to rely on an opinion of a nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

        4.8 Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

        4.9 Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive's election, be determined by arbitration under the rules of the American Arbitration Association then in effect or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Wisconsin Rapids, Wisconsin, or, at the Executive's election, if the Executive is no longer residing or working in the Wisconsin Rapids, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Executive resides. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

        4.10 Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 3.11(d) hereof, shall be deemed given when actually received by the Executive or actually received by the Company's Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by Unites States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Northland Cranberries, Inc.,
   Attention: Secretary, 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020, or, if to the Executive, at the address set forth below the Executive's signature to this Agreement, or to such other address as the party to be notified shall have heretofore given to the other party in writing.

        4.11 No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

        4.12 Headings. The heading herein contained are for reference only and shall not affect the meaning or interpretation of any provisions of this Agreement.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

   EXECUTIVE                     NORTHLAND CRANBERRIES, INC.



   /s/ Jerold D. Kaminski        By  /s/ John Swendrowski
   Jerold D. Kaminski                John Swendrowski
                                     Chairman of the Board and
                                     Chief Executive Officer